Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Timothy M. MacPhee
Treasurer, VP — Investor Relations

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS FIRST QUARTER RESULTS FOR 2014 AND INCREASES ITS DIVIDEND

North Andover, MA….April 29, 2014.  Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the first quarter ended March 30, 2014.  Sales for the first quarter of 2014 increased 1.8% as compared to the first quarter of 2013.  Net income per diluted share (EPS) for the first quarter of 2014 was $0.40.  Adjusting for special items, first quarter 2014 adjusted EPS was $0.55, compared to first quarter 2013 adjusted EPS from continuing operations of $0.50.  A summary of first quarter financial results is as follows:

	First Quarter Earnings Summary
(In millions, except per share information)	2014	2013	% Change

Sales	$365.2	$358.9	1.8%

Operating income - as reported	25.8	28.6	-9.8%
Operating margin % - as reported	7.1%	8.0%

Operating income - as adjusted	33.5	30.8	8.8%
Operating margin % - as adjusted	9.2%	8.6%

Net income from continuing operations	14.1	16.3	-13.5%

Diluted earnings per share from continuing operations	$0.40	$0.46	-13.0%

Special items	0.15	0.04

Adjusted earnings per share from continuing operations	$0.55	$0.50	10.0%

All financial information and period-to-period references are on a continuing operations basis unless otherwise noted.  Reconciliations to generally accepted accounting principles (GAAP) and non-GAAP reconciliations are provided in the attached financial tables.  2013 first quarter segment results have been retrospectively revised for allocated corporate costs as discussed in more detail in our Current Report on Form 8-K dated April 15, 2014.

First Quarter Highlights:

•               Organic first quarter revenues increased approximately 1.0% with growth in Americas partially offset by an organic revenue decrease in the Europe, Middle East and Africa (EMEA) segment.

•                 Adjusted 2014 first quarter EPS from continuing operations increased $0.05 over the first quarter of 2013 driven by increased sales in the Americas, expanded gross margins, and cost reductions in EMEA.

•                 Adjusted operating margins increased by 0.6 percentage points to 9.2% for the first quarter of 2014 as compared to the first quarter of 2013; operating margins on a GAAP basis decreased 0.9 percentage points to 7.1% in the first quarter of 2014, as compared to the first quarter of 2013.

•                 The Company increased its quarterly dividend by 15%, or $0.02 per share, to $0.15 per share.

Americas’ sales increased $6.1 million to $219.1 million in the first quarter of 2014, compared to $213.0 million for the first quarter of 2013.  This increase was due to an organic sales increase of $7.8 million, or 3.7%, offset partially by unfavorable foreign exchange movements of $1.7 million associated with the weakening of the Canadian dollar against the U.S. dollar.  Sales into the Americas’ wholesale, OEM and DIY markets increased organically by 5.0%, 1.1% and 0.2%, respectively, during the first quarter as compared to the same period in 2013, primarily from increased sales in residential and commercial product lines.

EMEA sales were essentially flat at $139.1 million for the first quarter of 2014 as compared to the first quarter of 2013.  An organic sales decrease of $4.9 million, or 3.5%, was substantially offset by favorable foreign exchange movements associated with the strengthening of the euro versus the U.S. dollar of $4.8 million.  Organic sales in the EMEA wholesale and OEM markets decreased by 2.8% and 3.3%, respectively, as compared to the first quarter of 2013.  EMEA segment sales represented approximately 38% and 39% of total Company sales in the first quarters of 2014 and 2013, respectively.

Asia revenues increased 4.5% to $7.0 million with an organic increase of 1.5% primarily related to retail heating and favorable foreign exchange movement of 3.0%.

Adjusted operating income for the first quarter of 2014 increased by $2.7 million, or 8.8%, to $33.5 million, as compared to the first quarter of 2013. In the Americas, adjusted operating margins increased in the first quarter of 2014 by 0.7 percentage points to 11.2%, due in part to revenue growth and cost reductions.  Despite lower organic sales, EMEA expanded its adjusted operating margins by 0.7 percentage points to 10.0% through productivity and cost reductions.  In Asia, adjusted operating margins decreased in the first quarter of 2014 to 12.9%, due to reduced intersegment sales.

Free cash outflow was $23.6 million in the first quarter of 2014, as compared to free cash outflow of $13.0 million in 2013.  The first quarter is typically a seasonally slow cash flow period.  Inventories in the Americas increased primarily from increased lead-free products and partially from anticipated sales that did not materialize due principally to inclement weather conditions.  Continued improvement in free cash flows is expected as the year progresses.  At March 30, 2014, the net debt to capitalization ratio was 7.6%, as compared to 3.8% at December 31, 2013.

The Company is announcing an increase of $0.02 per share to its quarterly dividend to $0.15, or a 15% increase.  The dividend will be payable to the Company’s Class A and Class B Common Stockholders, payable on May 30, 2014 to stockholders of record at the close of business on May 19, 2014.

Commenting on operating results, interim Chief Executive Officer and Chief Financial Officer, Dean P. Freeman, commented, “We were pleased with our results for the first quarter.  We expanded our adjusted operating margins through cost containments in EMEA and the Americas.  Our overall operating leverage was strong as well.  Though we experienced what we believe to be some weather related order softness in the U.S. and continued soft markets in Europe, our order rates increased as the quarter progressed and continued into April for all regions.   Included in restructuring charges for the first quarter is $2.7 million in severance costs related to changes in our Americas and corporate organizational structures to increase our operational efficiency and effectiveness.”

Commenting on the enhanced dividend, Mr. Freeman noted, “The dividend increase helps to maintain our dividend yield within a range we have historically targeted and is part of our ongoing cash allocation strategy and our ongoing commitment to return value to shareholders.  We remain committed to our long-term growth strategy of growing the business, organically and through acquisitions.”

In this press release we refer to non-GAAP financial measures (including adjusted operating income, adjusted operating margins, adjusted net income, adjusted earnings per share, free cash outflow, net debt to capitalization ratio and the cash conversion rate of free cash outflow to net income) and provide a reconciliation of those non-GAAP financial measures to the corresponding financial measures contained in our consolidated financial statements prepared in accordance with GAAP. We believe that these financial measures are appropriate to enhance an overall understanding of our historical financial performance and future prospects. Adjusted operating income, adjusted operating margins, adjusted net income and adjusted earnings per share eliminate certain expenses incurred in the periods presented that relate primarily to our global restructuring programs, deployment costs, asset impairment charges and related tax benefits. Management then utilizes these adjusted financial measures to assess the run-rate of the Company’s continuing operations against those of comparable periods without the distortion of those factors.  Free cash outflow and the net debt to capitalization ratio, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company’s relative balance sheet leverage to other industrial manufacturing companies. The cash conversion rate of free cash flow to net income is also a measure of our performance in cash flow generation. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. In addition, free cash outflow is used as a criterion to measure and pay certain compensation-based incentives. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss first quarter results for 2014 on Wednesday, April 30, 2014, at 9:00 a.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company’s website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until April 30, 2015.

The Company’s 2014 Annual Meeting of Stockholders will be held at 9:00 a.m. on Wednesday, May 14, 2014 at the Company’s executive offices located at 815 Chestnut Street, North Andover, Massachusetts.

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s statements regarding continued improvement in free cash flows as the year progresses and sufficient capital for future acquisitions.  These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following: the effectiveness of our operational excellence initiatives and cost recovery actions; the current economic and financial condition, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed; shortages in and pricing of raw materials and supplies; loss of market share through competition; introduction of competing products by other companies; pressure on prices from competitors, suppliers, and/or customers; changes in variable interest rates on Company borrowings; identification and disclosure of material weaknesses in our internal control over financial reporting; failure to expand our markets through acquisitions; failure or delay in developing new products; lack of acceptance of new products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products; environmental compliance costs; product liability risks; failure of the settlement in Trabakoolas v. Watts to gain approval; the results and timing of the Company’s manufacturing restructuring plan; changes in the status of current litigation; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” and in Note 14 of the Notes to the Consolidated Financial Statements in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2014	2013
STATEMENTS OF INCOME

Net sales	$365.2	$358.9

Net income from continuing operations	$14.1	$16.3
Loss from discontinued operations	—	(0.2)
Net income	$14.1	$16.1

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	35.5	35.6

Net income (loss) per share
Continuing operations	$0.40	$0.46
Discontinued operations	—	(0.01)
Net income	$0.40	$0.45

Cash dividends per share	$0.13	$0.11

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except share information)

(Unaudited)

	March 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$225.0	$267.9
Trade accounts receivable, less allowance for doubtful accounts of $9.7 million at March 30, 2014 and December 31, 2013	224.0	212.9
Inventories, net:
Raw materials	113.5	111.3
Work in process	18.7	19.1
Finished goods	191.6	179.8
Total Inventories	323.8	310.2
Prepaid expenses and other assets	36.9	35.0
Deferred income taxes	28.1	29.8
Assets held for sale	1.3	1.3
Total Current Assets	839.1	857.1
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	542.5	539.2
Accumulated depreciation	(326.5)	(319.3)
Property, plant and equipment, net	216.0	219.9
OTHER ASSETS:
Goodwill	513.9	514.8
Intangible assets, net	128.2	132.4
Deferred income taxes	4.3	3.8
Other, net	13.7	12.2
TOTAL ASSETS	$1,715.2	$1,740.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$125.2	$145.6
Accrued expenses and other liabilities	136.8	135.2
Accrued compensation and benefits	42.8	43.9
Current portion of long-term debt	2.2	2.2
Total Current Liabilities	307.0	326.9
LONG-TERM DEBT, NET OF CURRENT PORTION	305.1	305.5
DEFERRED INCOME TAXES	44.4	45.9
OTHER NONCURRENT LIABILITIES	58.0	59.8
STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.10 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Class A Common Stock, $0.10 par value; 80,000,000 shares authorized; 1 vote per share; issued and outstanding: 28,660,247 shares at March 30, 2014 and 28,824,779 shares at December 31, 2013	2.9	2.9
Class B Common Stock, $0.10 par value; 25,000,000 shares authorized; 10 votes per share; issued and outstanding: 6,489,290 shares at March 30, 2014 and December 31, 2013	0.6	0.6
Additional paid-in capital	477.0	473.5
Retained earnings	512.3	513.1
Accumulated other comprehensive income	7.9	12.0
Total Stockholders’ Equity	1,000.7	1,002.1
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,715.2	$1,740.2

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2014	2013
Net sales	$365.2	$358.9
Cost of goods sold	231.9	230.0
GROSS PROFIT	133.3	128.9
Selling, general and administrative expenses	103.3	98.1
Restructuring and other charges, net	4.2	2.2
OPERATING INCOME	25.8	28.6
Other (income) expense:
Interest income	(0.1)	(0.1)
Interest expense	4.9	6.0
Other expense, net	0.4	—
Total other expense	5.2	5.9
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	20.6	22.7
Provision for income taxes	6.5	6.4
NET INCOME FROM CONTINUING OPERATIONS	14.1	16.3
Loss from discontinued operations, net of tax	—	(0.2)
NET INCOME	$14.1	$16.1

BASIC EPS
Net income (loss) per share:
Continuing operations	$0.40	$0.46
Discontinued operations	—	(0.01)
NET INCOME	$0.40	$0.45
Weighted average number of shares	35.4	35.5
DILUTED EPS
Net income (loss) per share:
Continuing operations	$0.40	$0.46
Discontinued operations	—	(0.01)
NET INCOME	$0.40	$0.45
Weighted average number of shares	35.5	35.6
Dividends per share	$0.13	$0.11

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$14.1	$16.1
Loss from discontinued operations, net of taxes	—	(0.2)
Net income from continuing operations	14.1	16.3
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operating activities:
Depreciation	8.2	8.5
Amortization of intangibles	3.7	3.7
Loss (gain) on disposal and impairment of goodwill, property, plant and equipment and other	0.1	(0.1)
Stock-based compensation	1.7	1.6
Deferred income tax benefit	(0.4)	(0.5)
Changes in operating assets and liabilities, net of effects
from business acquisitions and divestures:
Accounts receivable	(11.8)	(14.1)
Inventories	(15.3)	(11.8)
Prepaid expenses and other assets	(1.3)	(5.2)
Accounts payable, accrued expenses and other liabilities	(17.7)	(0.4)
Net cash used in continuing operations	(18.7)	(2.0)
INVESTING ACTIVITIES
Additions to property, plant and equipment	(5.0)	(11.0)
Proceeds from the sale of property, plant and equipment	0.1	—
Net cash used in investing activities	(4.9)	(11.0)
FINANCING ACTIVITIES
Payment of long-term debt	(0.4)	(0.5)
Payment of capital leases and other	(2.5)	(1.3)
Proceeds from share transactions under employee stock plans	0.4	1.4
Tax benefit of stock awards exercised	0.5	0.5
Payments to repurchase common stock	(9.4)	—
Debt issue costs	(2.0)	—
Dividends	(4.6)	(3.9)
Net cash used in financing activities	(18.0)	(3.8)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(3.3)
Net cash used in operating activities of discontinued operations	—	(0.2)
DECREASE IN CASH AND CASH EQUIVALENTS	(42.9)	(20.3)
Cash and cash equivalents at beginning of year	267.9	271.3
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$225.0	$251.0

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Amounts in millions)

(Unaudited)

Net Sales

	First Quarter Ended
	March 30, 2014	March 31, 2013

Americas	$219.1	$213.0
EMEA	139.1	139.2
Asia-Pacific	7.0	6.7
Total	$365.2	$358.9

Operating Income (Loss)

	First Quarter Ended
		March 31, 2013
	March 30, 2014	(As Revised)

Americas	$22.6	$22.1
EMEA	8.9	10.9
Asia-Pacific	0.9	2.9
Corporate	(6.6)	(7.3)
Total	$25.8	$28.6

Intersegment Sales

	First Quarter Ended
	March 30, 2014	March 31, 2013

Americas	$1.2	$1.3
EMEA	3.6	2.7
Asia-Pacific	39.0	41.6
Total	$43.8	$45.6

TABLE 1

RECONCILIATION OF GAAP “AS REPORTED” TO THE “ADJUSTED” NON-GAAP

EXCLUDING THE EFFECT OF ADJUSTMENTS FOR SPECIAL ITEMS

(Amounts in millions, except per share information)

(Unaudited)

CONSOLIDATED RESULTS

	First Quarter Ended
	March 30,	March 31,
	2014	2013

Net sales	$365.2	$358.9

Operating income - as reported	$25.8	$28.6
Operating margin %	7.1%	8.0%

Adjustments for special items:
Restructuring and other charges, net	4.2	2.2
Deployment costs for EMEA transformation	3.5	—

	$7.7	$2.2
Operating income - as adjusted	$33.5	$30.8
Adjusted operating margin %	9.2%	8.6%

Net income from continuing operations - as reported	$14.1	$16.3

Adjustments for special items - tax affected:
Restructuring and other charges, net	2.7	1.5
Deployment costs for EMEA transformation	2.5	—
	$5.2	$1.5

Net income from continuing operations - as adjusted	$19.3	$17.8

Continuing operations earnings per share - diluted
Diluted earnings per share - as reported	$0.40	$0.46
Adjustments for special items	0.15	0.04
Diluted earnings per share - as adjusted	$0.55	$0.50

TABLE 1 (CONTINUED)

RECONCILIATION OF GAAP “AS REPORTED” TO THE “ADJUSTED” NON-GAAP

EXCLUDING THE EFFECT OF ADJUSTMENTS FOR SPECIAL ITEMS

(Amounts in millions)

(Unaudited)

SEGMENT INFORMATION

	First Quarter Ended					First Quarter Ended
	March 30, 2014					March 31, 2013 (As Revised)
	Americas	EMEA	Asia- Pacific	Corporate	Total	Americas	EMEA	Asia- Pacific	Corporate	Total

Net sales	$219.1	139.1	7.0	—	365.2	$213.0	139.2	6.7	—	358.9

Operating income - as reported	$22.6	8.9	0.9	(6.6)	25.8	$22.1	10.9	2.9	(7.3)	28.6
Operating margin %	10.3%	6.4%	12.9%		7.1%	10.4%	7.8%	43.3%		8.0%

Adjustments for special items	$1.9	5.0	—	0.8	7.7	$0.2	2.0	—	—	2.2

Operating income - as adjusted	24.5	13.9	0.9	(5.8)	33.5	22.3	12.9	2.9	(7.3)	30.8
Adjusted operating margin %	11.2%	10.0%	12.9%		9.2%	10.5%	9.3%	43.3%		8.6%

TABLE 2

RECONCILIATION OF NET CASH USED IN CONTINUING OPERATIONS TO FREE CASH OUTFLOW

(Amounts in millions)

(Unaudited)

	First Quarter Ended
	March 30,	March 31,
	2014	2013

Net cash used in continuing operations - as reported	$(18.7)	$(2.0)
Less: additions to property, plant, and equipment	(5.0)	(11.0)
Plus: proceeds from the sale of property, plant, and equipment	0.1	—
Free cash outflow	$(23.6)	$(13.0)

Net income from continuing operations - as reported	$14.1	$16.3

Cash conversion rate of free cash outflow to net income	-167.4%	-79.8%

TABLE 3

RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO

(Amounts in millions)

(Unaudited)

	March 30,	December 31,
	2014	2013

Current portion of long-term debt	$2.2	$2.2
Plus: Long-term debt, net of current portion	305.1	305.5
Less: Cash and cash equivalents	(225.0)	(267.9)
Net debt	$82.3	$39.8

Net debt	$82.3	$39.8
Plus: Total stockholders’ equity	1,000.7	1,002.1
Capitalization	$1,083.0	$1,041.9

Net debt to capitalization ratio	7.6%	3.8%